Exhibit 99.1

For Immediate Release
Contact:  Harvey Grossblatt, CEO
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, MD, August 12, 2011 – Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fiscal first quarter ended June 30, 2011.

Universal reported sales of $3,201,302 for the quarter ended June 30, 2011 versus $3,681,421 for the comparable period of last fiscal year. The Company reported net income of $581, or $0.00 per basic and diluted share, versus $281,867, or $0.12 per basic and diluted share, for same period last year. The Company’s book value as of June 30, 2011 and June 30, 2010 was $11.31 and $11.09, respectively.

“Our sales and earnings for the current quarter have been negatively impacted by slower than anticipated approvals from testing agencies for certain products in the North American market, which affect our operations as well as the operations of our Hong Kong Joint Venture. We expect to obtain these approvals later this fiscal year,” said Harvey Grossblatt, CEO of Universal.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms.  For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,
	2011	2010
Sales	$3,201,302	$3,681,421

Net income:	$581	$281,867
Net income per share – basic	$0.00	$0.12
Net income per share – diluted	$0.00	$0.12
Weighted average number of common shares outstanding:
Basic	2,387,887	2,387,887
Diluted	2,396,428	2,395,328

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	March 31, 2011
ASSETS
Cash	$5,253,615	$6,728,593
Accounts receivable and amount due from factor	2,094,918	2,216,635
Inventory	4,509,819	3,534,011
Prepaid expenses	553,951	519,356

TOTAL CURRENT ASSETS	12,412,303	12,998,595
INVESTMENT IN HONG KONG JOINT VENTURE	13,388,803	13,149,614
PROPERTY, PLANT AND EQUIPMENT – NET	282,705	292,874
OTHER ASSETS AND DEFERRED TAX ASSET	2,171,163	2,042,695
TOTAL ASSETS	$28,254,974	$28,483,778

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,059,848	$1,247,494
Accrued liabilities	169,257	210,998
TOTAL CURRENT LIABILITIES	1,229,105	1,458,492
LONG TERM OBLIGATION	25,000	25,000
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,387,887 at June 30, 2011 and March 31, 2011	23,879	23,879
Additional paid-in capital	13,135,198	13,135,198
Retained earnings	13,841,792	13,841,209
TOTAL SHAREHOLDERS’ EQUITY	27,000,869	27,000,286
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,254,974	$28,483,778